Exhibit 10.22
EXECUTIVE PENSION PLAN
OF THE FEDERAL NATIONAL MORTGAGE ASSOCIATION
Amendment
     Pursuant to Section 20 of the Executive Pension Plan of The Federal National Mortgage Association (the “Plan”) and in accordance with the authority delegated to the Senior Vice President & Deputy General Counsel for Tax & Benefits to approve amendments to benefit plans to the extent necessary to comply with Internal Revenue Code Section 409A, the Plan is hereby amended as follows, effective as of January 1, 2010:
     1. Section 6 is hereby amended to delete the following language from the final paragraph:
“(including for this purpose the annual amount of any payment which the Participant is then entitled to receive from the Corporation pursuant to Section 4.1(g) of the Federal National Mortgage Association Optional Deferred Compensation Plan or any successor provisions to said section of said plan)”.